Exhibit 99.2

Global Star Acquisition, Inc. Announces Closing of Initial Public Offering

Mclean, VA – September 22, 2022 – Global Star Acquisition, Inc. (the “Company”) announced today the closing of its initial public offering of 8,000,000 units at $10.00 per unit (the “Offering”). Each unit consists of one share of Class A common stock, one redeemable warrant, and one right to receive one-tenth (1/10) of one share of Class A common stock. The units have been listed on the Nasdaq Global Market (“Nasdaq”) and began trading on September 20, 2022, under the ticker symbol “GLSTU”. Once the securities comprising the units begin separate trading, the shares of Class A common stock, warrants, and rights are expected to be listed on Nasdaq under the symbols “GLST”, “GLSTW”, and “GLSTR” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. It has not selected any specific business combination target and has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on financial technology (“Fintech”) and property technology (“Proptech”) businesses that offer technology solutions, software, services or products to the financial services or real estate industries. The Company intends to initially prioritize the Nordic region and Asia Pacific, especially Southeast Asia as its geographical focus. The Company is led by Anthony Ang, the Company’s Chairman and Chief Executive Officer, Nicholas Khoo, the Company’s Chief Operating Officer, and Shan Cui, the Company’s Chief Financial Officer.

EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) served as sole book-running manager for the Offering.

Nelson Mullins Riley & Scarborough LLP served as legal counsel to the Company. Mayer Brown LLP served as legal counsel to the EF Hutton.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from EF Hutton, division of Benchmark Investments LLC, 590 Madison Ave., 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

The Securities and Exchange Commission (“SEC”) declared effective a registration statement on Form S-1 (File No. 333-266387) relating to these securities on September 19, 2022. A final prospectus relating to this offering has been filed with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and the anticipated use of the net proceeds thereof. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Global Star Acquisition Inc.

1641 International Drive Unit 208

Mclean, VA 22102

Anthony Ang

Chairman and Chief Executive Officer

anthonyang@gcic.com.sg

(703) 790-0717